Rand Logistics, Inc.

Rand Logistics Announces Acquisition of Canadian Flagged Dry Bulk Vessel

New York, NY – October 20, 2011 – Rand Logistics, Inc. (Nasdaq:RLOG) ("Rand") today announced that Lower Lakes Towing Ltd., Rand’s Canadian operating subsidiary, completed the previously announced acquisition of a U.S. flagged bulk carrier on October 14, 2011, pursuant to the terms of an Asset Purchase Agreement, dated as of September 21, 2011, utilizing proceeds from Rand’s public offering of its common stock in September 2011. Subsequent to closing, the vessel was reflagged Canadian.

Scott Bravener, President of Lower Lakes, commented, “We are very pleased to announce the addition of the bulk carrier to our fleet, as it will allow us to meet the growing needs of our customers. The acquisition of this vessel expands our fleet at a price well below replacement cost, will improve the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for and will provide for greater flexibility in the scheduling of our vessels. Subsequent to closing, we entered into a long term time charter which we anticipate will utilize all of the vessel’s annual sailing days. We are expecting that the vessel will enter into service during the second half of December and will be fully operational for our 2012 sailing season. The continued growth of our Company enhances our competitive position as a leading provider of bulk freight shipping services throughout the Great Lakes region and illustrates our long-term commitment to our customers, employees and shareholders.”

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.  Additional risks and uncertainties relating to Rand, its business and the offering can also be found in the preliminary prospectus supplement (and accompanying base prospectus) related to the proposed offering filed with the SEC on September 13, 2011, which may be accessed via EDGAR at www.sec.gov.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including three integrated tug/barge units.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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